                                                                 Exhibit 10.4


                MEMORANDUM OF AGREEMENT RELATING TO THE TRANSFER
                      OF FUNCTIONS AND ACTIVITIES FROM THE
                    UNITED STATES DEPARTMENT OF ENERGY TO THE
                      UNITED STATES ENRICHMENT CORPORATION


This Memorandum of Agreement is entered into as of the 15th day of December, 1994, by and between the UNITED STATES DEPARTMENT OF ENERGY ("DOE" or "the Department") acting by and through the Secretary of Energy, and the UNITED STATES ENRICHMENT CORPORATION ("USEC" or "the Corporation"), acting by and through its Chief Executive Officer ("CEO").

RECITALS

      WHEREAS, Title IX of the Energy Policy Act of 1992, Public Law 102-486 ("Energy Policy Act"), established USEC by amending the Atomic Energy Act of 1954 ("Atomic Energy Act") to add a new Title II - United States Enrichment Corporation;

      WHEREAS, Section 1308(b) of the Atomic Energy Act provides for the transfer of the unexpended balances of appropriations and other monies available to DOE and accounts receivable related to functions and activities acquired by USEC from DOE under Title IX of the Energy Policy Act;

      WHEREAS, to effectuate the transfer required by Section 1308(b) of the Atomic Energy Act, the Office of Management and Budget issued a June 30, 1993, Interim Determination Order authorizing DOE to transfer to USEC a total of approximately $106.5 million in appropriated balances, which DOE transferred to USEC; as well as approximately $143 million in net accounts receivable;

      WHEREAS, to further resolve matters relating to the transfer of functions and activities, the Office of Management and Budget issued a second Interim Determination Order on November 29, 1993, authorizing DOE to transfer to USEC an additional $106.5 million of unexpended balances not authorized or transferred under the June 30, 1993 Interim Determination Order;
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      WHEREAS, DOE subsequently paid USEC approximately $52.6 million of the
$106.5 million in unexpended balances leaving $53.9 million still unpaid;

      WHEREAS, pursuant to Section 1403 of the Atomic Energy Act, USEC and the Department entered into an agreement, dated July 1, 1993, (the "Lease") for the lease of portions of two gaseous diffusion plants ("GDP's") owned by DOE and located in Piketon, Ohio ("PORTS") and Paducah, Kentucky ("PGDP");

      WHEREAS, the Lease provided that the Department shall reimburse USEC for certain costs incurred by the Corporation in connection with bringing the GDP's into compliance with certain laws and regulations that are or will be applicable to the GDP's;

      WHEREAS, by letter dated September 30, 1993, DOE requested the approval of the Congress to reprogram funds needed to correct identified Occupational Safety and Health Act deficiencies at the two leased facilities and to cover certain costs related to nuclear safety over sight and compliance requirements;

      WHEREAS, Section 5.1(b)(ii) of the Lease required the Department to reimburse the Corporation for work required to obtain an initial certificate of compliance from the Nuclear Regulatory Commission ("NRC") or NRC approval of a Department plan for achieving compliance;

      WHEREAS, on July 12, 1994, the Board of Directors of USEC decided to proceed with the commercialization of AVLIS;

      WHEREAS, Sections 1601(b) and 1602(b) of the Atomic Energy Act authorize the transfer from DOE to USEC of certain rights and property relating to AVLIS;

      WHEREAS, Section 1401 of the Atomic Energy Act establishes USEC as the exclusive marketing agent on behalf of the United States Government for entering into contracts for providing enriched uranium and uranium enrichment and related services after July 1, 1993; and

      WHEREAS, Section 161j. of the Atomic Energy Act authorizes the Department to make such disposition as it deems desirable of radioactive material, the special


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
disposition of which is, in the Department's opinion, in the interest of the national security.

      NOW, THEREFORE, under authority of the Energy Policy Act and the Atomic Energy Act, and subject to their provisions, and in order to carry out the mandate Congress has given DOE and USEC, to fully satisfy DOE's obligations under Section 1308(b) of the Atomic Energy Act, and to resolve certain other issues relating to the transfer of functions and activities from DOE to USEC, the parties hereto agree as follows:

I.    AVLIS

      A.    Termination Costs

            (i) USEC shall be solely responsible for all costs, exclusive of internal DOE overhead costs and the cost of work performed by DOE employees, that are associated with the termination and close-out of the atomic vapor laser isotope separation ("AVLIS") program up to a maximum of $40 million. These costs are limited solely to the termination of AVLIS activities at the Lawrence Livermore National Laboratory ("LLNL") site and relocation costs of Martin Marietta Energy Systems, Inc. employees from LLNL back to Oak Ridge for which DOE is obligated to pay. Except as provided in Section I.A.(ii) below, DOE shall remain responsible for all other costs associated with the termination and close-out of the AVLIS program.

            (ii) In addition to the costs specified in Section I.A.(i), if USEC's use or operation of AVLIS after July 12, 1994 increases the cost, exclusive of internal DOE overhead costs and the costs of work performed by DOE employees, associated with the termination and close-out of the AVLIS program over that which would have been incurred in the absence of such use or operation, USEC shall be responsible for such increased costs.


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      B.    Decontamination and Decommissioning Costs

            Except as provided in this paragraph, the Department shall remain responsible for all costs associated with the decontamination and decommissioning, as defined in Section 1201 of the Atomic Energy Act, of AVLIS facilities. If USEC's use or operation of AVLIS facilities increases the costs paid by the Department, exclusive of internal DOE overhead costs and the cost of work performed by DOE employees, for the decontamination and decommissioning of the AVLIS facilities over that which the Department would have incurred in the absence of such use or operation, then USEC shall reimburse the Department for such increased costs incurred.

II.   REPROGRAMMING

      The Department agrees to use its best efforts to obtain Congressional authorization for the pending request to reprogram funds necessary to accomplish this Agreement. USEC will actively assist the Department's efforts to obtain Congressional authorization to reprogram funds necessary to accomplish the purposes of this Agreement.

III.  DETERMINATION ORDER

      The Department agrees to satisfy its remaining $53.9 million obligation to USEC under the OMB Interim Determination Orders dated June 30, 1993 and
November 29, 1993 as follows:

      A.    AVLIS Termination Funds

            Within 30 days of the execution of this Agreement, the Department shall transfer the remaining funds reserved for AVLIS termination activities in the amount of $34.3 million.

      B.    Remaining Commitment

            The remaining amount due under the Interim Determination Orders, $19.6 million, shall be provided through direct transfers of uranium or by assignment of the accounts receivable from sales of uranium inventories held by DOE in accordance with


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      the terms specified in Sections VI.E. (i) - (iii) below. If the amount received by USEC from the accounts receivable from the sales of uranium inventories exceed the remaining amount due under the Interim Determination Orders then USEC shall credit the excess toward the Department's obligations for the reimbursable costs as defined in Section VI.A. below.

IV.   COSTS TO BRING GDP'S INTO COMPLIANCE WITH OSHA STANDARDS

      Section 5.1(a) of the Lease requires the Department to provide to USEC $35 million in complete satisfaction of all the Department's obligation for any and all modifications to bring the GDP's into compliance with applicable OSHA standards. The Department has paid to USEC $5.63 million, leaving $29.37 million unpaid. In satisfaction of that obligation, the Department shall pay to USEC $29.37 million immediately upon receiving Congressional authorization for reprogramming of funds for that purpose.

V.    PORTSMOUTH HIGHLY ENRICHED URANIUM

      The Department agrees to provide to USEC 13.198 metric tons of highly enriched uranium, in the form of UF6 which can be introduced into the uranium enrichment stream to produce a product that will meet the current ASTM specification for UF6 enriched to less than five percent (5%) from natural uranium feed (C-996-90), (the "13 MTU") located at PORTS in accordance with the following terms:

      A. Upon execution of this Agreement, DOE will transfer rights to the 13 MTU to USEC, but DOE will retain title and control of it until it enters the uranium enrichment process stream through the feed station at PORTS and is blended to below 10 percent U-235. USEC shall accept, take delivery of and title to the 13 MTU at the time the material enters the uranium enrichment process stream through the feed station at PORTS and is blended to below 10 percent U-235.


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            Once USEC takes title to the 13 MTU, it assumes all responsibility for that material, including for the quality of the resulting product.

      B. Until September 30, 1994 the Department shall bear the costs of complying with all nuclear safety, safeguards and security controls for any and all uranium enriched to concentrations of 10 percent U-235 or greater ("Nuclear Safe guards Requirements"). Subject to the reductions provided in Section V.E., USEC shall reimburse the Department for the costs incurred in complying with the Nuclear Safeguards Requirements with respect to the 13 MTU covered by this Agreement beginning on October 1, 1994 up to a maximum of $9.9 million per fiscal year. The Department shall be responsible for the costs incurred in complying with the Nuclear Safeguards
            Requirements with respect to any highly enriched uranium other than the 13 MTU. Notwithstanding this allocation of financial responsibility, the Department agrees that it will be solely responsible for providing for, establishing and maintaining Nuclear Safeguards Requirements for all uranium enriched to concentrations of 10 percent U-235 or greater. USEC shall assume physical responsibility for nuclear safety, safeguards and security for uranium covered by this Agreement only after such material is processed, as necessary, to concentrations of less than 10 percent U-235.

      C.    USEC will compensate DOE for the 13 MTU in the following amounts:
            (i) $82.8 million for the separative work unit ("SWU") value, and
            (ii) $36 million for the natural uranium component of the same material, for a total of $118.8 million.

      D.    The $118.8 million compensation by USEC shall be paid as follows:
            (i) a credit of $12.5 million for the additional costs to USEC of processing and handling the 13 MTU, which credit includes all costs associated with transporting the material from X-345 to X-326, sampling and analyzing the material, installing and operating chemical traps for contaminant


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            treatment, feeding the material into the uranium enrichment processing stream, removing heels material from all (approximately 1,322) cylinders currently stored in X-345, cleaning and decontaminating such cylinders, and any safe guards costs associated with storage of such cylinders prior to cleaning, (ii) a credit of $9.9 million per year for fiscal years 1995 through 1999, totalling $49.5 million, for Nuclear Safeguards Requirements costs associated with maintaining the 13 MTU at PORTS (except as that number may be affected by Sections V.E. and V.F. below), and (iii) the balance to reimburse USEC for its costs to bring the GDP's into compliance with standards in accordance with Section VI of this Agreement. After cleaning and decontamination, DOE shall be responsible for the cost of storage and eventual disposal of the cylinders and the resulting waste and other product.

      E. The $49.5 million credit for Nuclear Safeguards Requirements costs shall be reduced pro rata by weight for each month for any amount of highly enriched uranium (other than the remaining portion of the 13
            MTU) DOE retains at PORTS based on the actual inventories at PORTS during the prior month. Appendix A reflects DOE's current projection of highly enriched inventories at PORTS through September 1995 and includes the formula for calculating the reduction in credit, if any.

      F. A ratable portion of the credits of $9.9 million for fiscal years 1998 and 1999 shall be reduced for any months after USEC has completed feeding the 13 MTU into the uranium enrichment processing stream and the amount shall be rebated to the Department in accordance with Section VI.D. Except as provided in Section V.E., no reduction shall be made for fiscal years 1995 through 1997.


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
VI. COSTS TO BRING DOE GDP'S INTO COMPLIANCE WITH NRC CERTIFICATION STANDARDS AND THE REGULATORY OVERSIGHT AGREEMENT


      A.    Reimbursable Costs

            (i) Except as provided below, the Department and USEC agree that the costs reimbursable pursuant to Section 5.1(b) of the Lease (hereinafter "reimbursable costs") include all costs, exclusive of internal USEC overhead costs and the cost of USEC employees not fully dedicated to this effort, reasonably incurred by USEC for all work necessary either (1) to bring the Leased Premises and Leased Personality into compliance with the Regulatory Over sight Agreement (Exhibit D to the Lease) and any amendment thereof, or to achieve any other safety improvements required or directed by DOE; or (2) to obtain initial NRC certification or NRC approval of a plan to achieve compliance (including all work related to preparing, submitting, gaining NRC approval, and achieving initial compliance with NRC standards). Such work includes, but is not limited to, physical work, architectural and engineering services, preparation and revision of procedures, preparation of the application, application fees, and training of personnel. The reimbursable costs shall exclude fifty percent (50%) of the costs of outside consultants providing training services and fifty percent (50%) of the costs of outside legal services.

            (ii) Any request by USEC for reimbursement of reimbursable costs pursuant to this Agreement shall include adequate documentation of the basis for the request, including the amount and nature of the cost by category, along with supporting third party invoices. Upon request, USEC shall permit DOE access to any records maintained by USEC that support USEC's request for payment of reimbursable costs.


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      B.    Safety Analysis Reports

            (i) If USEC requests any work on the Safety Analysis Reports for the GDP's, after November 30, 1994 USEC shall fully reimburse DOE for all costs, exclusive of internal DOE overhead costs, and the cost of DOE employees not fully dedicated to this effort, incurred in providing such assistance. Upon request, DOE shall provide a written cost estimate to USEC prior to commencing any work.

            (ii) Any request by DOE for reimbursement of costs for any work on the Safety Analysis Reports requested by USEC pursuant to this Agreement shall include adequate documentation of the basis for the request, including the amount and nature of the cost by category, along with supporting third party invoices. Upon request, DOE shall permit USEC access to any records maintained by DOE that support DOE's request for payment of reimbursable costs.

      C.    Reprogramming Funds

            Upon receiving Congressional authorization for the reprogramming of funds, the Department shall transfer $11 million to USEC.

      D.    DOE Credit

            Upon receipt of the rights to the 13 MTU described in Section V. above, USEC shall credit the Department with $56.8 million toward the reimbursable costs as defined in Section VI.A. ($118.8 million less $49.5 million Nuclear Safe guards Requirements costs and less $12.5 million processing and handling costs). Should any of the credits for the cost of Nuclear Safeguards Requirements be reduced pursuant to Sections V.E. or V.F., USEC shall credit the Department in the amount of the reduction toward the reimbursable costs as defined in VI.A., or toward other amounts owed to USEC by the Department. If no such obligations are outstanding, USEC shall rebate those amounts in cash.


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
      E.    Sales, Transfers and Valuation of Inventories

            To the extent USEC's reimbursable costs exceed the amount provided for in Sections VI.C. and D., the Department shall reimburse USEC through direct transfers of uranium or by assignment of the accounts receivable resulting from sales of uranium inventories held by DOE as follows:

            (i) DOE shall have the right to elect in the first instance whether to provide USEC with uranium or to sell uranium to a third party, subject to the provisions of Section 1401 of the Atomic Energy Act, and transfer the accounts receivable from such sale to USEC in full or partial satisfaction of the DOE obligation. DOE shall notify USEC of its election within 30 days of its receipt of USEC's request for reimbursement of reimbursable costs. Except as provided in Section VI.E(iii) below, DOE shall arrange for and be solely responsible for any and all costs associated with the transfer of inventory including the costs of processing before the material enters the uranium enrichment process stream (and waste disposal and decontamination associated with such pre-enrichment stream processing), packaging, handling, and transportation. DOE may elect to satisfy its obligation to pay for such transfer costs by transferring to USEC additional uranium to compensate USEC for such costs.

            (ii) In the event DOE elects to provide USEC with uranium, USEC may request it in the form it can best utilize at that time, and DOE shall make reasonable efforts to make the requested form available. It shall be delivered by DOE as soon as possible to either PORTS or PGDP as designated by USEC and in accordance with a schedule for delivery agreed upon by USEC and DOE. If DOE


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                     does not have available for transfer uranium in the form
                     USEC requests or meeting the specifications required by USEC, DOE agrees to sell uranium to a third party, subject to Section 1401 of the Atomic Energy Act, and transfer the accounts receivable to USEC.

            (iii) In the event DOE provides USEC with natural uranium in the form of UF6, the UF6 shall be valued at $15 per Kg unless otherwise agreed by the parties. In the event that such natural uranium is located at PORTS or PGDP, delivery shall occur at the GDP where the material is located and USEC shall arrange for and be solely responsible for any and all costs associated with the transfer of the inventory.

VII.   ADDITIONAL TERMS

       A. The Secretary and the CEO shall each designate a representative to make best efforts to develop a resolution by December 31, 1994 within the Administration, for any compensation due USEC with respect to the purchase of the Russian enriched uranium.

       B. DOE and USEC agree that the terms under which USEC will act as DOE's exclusive marketing agent for future sales of enriched uranium and related services shall be the subject of a future Memorandum of Agreement between DOE and USEC, which the parties will make best efforts to enter into by November 30, 1994.


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            IN WITNESS WHEREOF, the Department and USEC have caused this
Agreement to be executed and delivered, as of the date first written above, and hereby affix the signatures of their duly authorized representatives:



/s/ Hazel R. O'Leary
---------------------------------------
Hazel R. O'Leary
Secretary of Energy

AND



/s/ William H. Timbers, Jr.
---------------------------------------
William H. Timbers, Jr.
President and Chief Executive Officer
United States Enrichment Corporation


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                                AMENDMENT FY98-1
                                     TO THE
                       MEMORANDUM OF AGREEMENT RELATING TO
                THE TRANSFER OF FUNCTIONS AND ACTIVITIES FROM THE
                    UNITED STATES DEPARTMENT OF ENERGY TO THE
                      UNITED STATES ENRICHMENT CORPORATION


This AMENDMENT FY 98-1 to the MEMORANDUM OF AGREEMENT RELATING TO THE TRANSFER OF FUNCTIONS AND ACTIVITIES FROM THE UNITED STATES DEPARTMENT OF ENERGY TO THE UNITED STATES ENRICHMENT CORPORATION ("MOA") that was entered into on December 15th 1994 between the UNITED STATES DEPARTMENT OF ENERGY ("DOE") and the UNITED STATES ENRICHMENT CORPORATION ("USEC"), is entered into as of May 18, 1998.

                                   WITNESSETH:

WHEREAS, the Congress of the United States of America has enacted the USEC Privatization Act, Title III of Public Law 104-134 (the "USEC Privatization Act"), which authorizes the Board of Directors, with the approval of the Secretary of the Treasury, to privatize USEC; and

WHEREAS, the Nuclear Regulatory Commission has issued certificates of compliance, approved compliance plans and, on March 3, 1997, assumed regulatory oversight for the operation of the gaseous diffusion plants;

WHEREAS, it is desirable to update the MOA and finally resolve certain issues addressed in the MOA;

NOW THEREFORE, under the authority of the Atomic Energy Act of 1954, the Energy Policy Act of 1992, Public Law 102-486 (the "Act"), the USEC Privatization Act, and other law, and in order to carry out the mandates which Congress has given DOE and USEC in those acts, DOE and USEC hereby agree to modify the MOA as follows:

1.          After Section VII the following new Section VIII is added:

            VIII.       Transfer of Uranium and Settlement of Liabilities

                        A.          DOE Transfers to USEC

                                    Subject to Section VIII.B., DOE shall
             transfer title to, risk of loss and possession of approximately 45 metric tons of low enriched uranium, 3,803,610 kgU of natural uranium and the cylinders in which the uranium is contained to USEC on the date on which the Secretarial Determination described in
             Section VIII.B. is signed. The low enriched uranium shall be uranium hexafluoride as described in Attachment 1 and shall not be subject to any restriction or limitation on its sale or use within the United States to or by persons authorized to own or possess low enriched uranium including any restrictions or limitations arising from federal law or regulations or suspension agreements governing the importation or use of foreign origin uranium. The low enriched uranium shall be delivered to USEC at the Portsmouth gaseous diffusion plant. The natural uranium shall be uranium hexafluoride meeting the current ASTM specification for commercial natural
             UF(6) (C-787-90) and shall be of U.S. origin. The natural uranium shall be delivered to USEC at the Paducah gaseous diffusion plant. The cylinders shall meet the current regulatory requirements and industry standards. USEC has the right to reject particular cylinders of natural or low enriched uranium that USEC determines fail to conform to the requirements of this Section VIII.A. or are otherwise defective in some manner. In the event USEC rejects one or more cylinders, DOE shall replace the rejected cylinders with conforming material of equal value to the rejected material within 60 days of receiving written notice from USEC of the rejection.

                        B.          Secretarial Determination

             The transfer of the uranium pursuant to Section VIII.A. is subject to a Determination by the Secretary of Energy, pursuant to
             Section 3112(d) of the USEC Privatization Act, that it will not have an adverse material impact on the domestic uranium mining, conversion or enrichment industry. USEC agrees that the uranium transferred pursuant to Section VIII.A. will not be placed into the market over less than a four-year period and that no more than thirty-five percent of the uranium will be delivered to a person other than the Department, an affiliate of USEC, USEC's successor or an affiliate of USEC's successor, in any calendar year.

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

             DOE agrees to use its best efforts to complete the Secretarial Determination and to transfer the uranium to USEC by May 22, 1998. In the event that on June 12, 1998, the Secretarial Determination required under Section 3112(d) to permit the transfer to take place is not signed, or that the Secretary determines that additional restrictions on the transfer are required, USEC shall have the option of renegotiating the provisions of this Section VIII with DOE. In the event that the parties fail to reach agreement during such renegotiation, then USEC shall have the option of terminating the provisions of this Section VIII.

                        C.          Settlement of Liabilities

                                    Upon receipt and acceptance by USEC of the
             low enriched uranium and natural uranium pursuant to Section VIII.A., it is agreed by the Parties that the uranium transferred, together with the amounts previously transferred by DOE pursuant to the MOA and the remaining portion of the 13 metric tons of HEU to be transferred under Section V of the MOA, fully satisfies DOE's obligations under Sections III.B. and VI of the MOA, the final OMB Determination Order (No.3), and Section 5.1(b) of the Lease Agreement for the Gaseous Diffusion Plants ("Lease"). This includes the costs incurred by USEC to bring the Leased Premises and Leased Personality (as defined in the Lease) into compliance with the NRC approved plans for achieving compliance with NRC regulations (DOE/ORO-2027/R3 and DOE/ORO2026/R4) and other NRC requirements.

2.           Section I. AVLIS is deleted.

3.           Add the following new Section IX after Section VIII:

             IX.         Privatization.

                        If USEC is privatized and its duties and obligations are
             assumed by a private corporation pursuant to such privatization, this Agreement shall survive and shall be transferred to such private corporation without the need for DOE or USEC to take any further action. In such event, the name of such private corporation shall be substituted for that of USEC in this Agreement. In addition, DOE and USEC shall take whatever further action is required to transfer to such private corporation any memoranda of agreement or other documents related to this Agreement and entered into by DOE and USEC, on

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


             or after the date hereof, which cannot be transferred to such private corporation by the operation of their terms.

IN WITNESS WHEREOF, and intending to be legally bound, DOE and USEC have caused this Amendment to the MOA to be executed and delivered upon the latter date of the signature of the two parties, and hereby affix the signatures of their duly authorized representatives.



/s/ Michael L. Telson   5/15/98             /s/ Henry Z Shelton, Jr.    5/18/98
-------------------------------             ------------------------------------
Michael L. Telson       Date                Henry Z Shelton, Jr.        Date
Chief Financial Officer                     Chief Financial Officer
U.S. Department of Energy                   U.S. Enrichment Corporation

                                AMENDMENT FY98-2
                                     TO THE
                             MEMORANDUM OF AGREEMENT
                      RELATING TO THE TRANSFER OF FUNCTIONS
                   FROM THE UNITED STATES DEPARTMENT OF ENERGY
                   TO THE UNITED STATES ENRICHMENT CORPORATION


                        THIS AMENDMENT, dated as of May 18, 1998 between the UNITED STATES DEPARTMENT OF ENERGY ("DOE") and the UNITED STATES ENRICHMENT CORPORATION ("USEC"). modifies the MEMORANDUM OF AGREEMENT RELATING TO THE TRANSFER of FUNCTIONS FROM THE UNITED STATES DEPARTMENT OF ENERGY TO THE UNITED STATES ENRICHMENT CORPORATION (the "Agreement") entered into by DOE and USEC on December 15, 1994.

                        WHEREAS, pursuant to Section V. of the Agreement DOE agreed to transfer to USEC 13.198 metric tons (MTU) of highly enriched uranium in the form of UF6 contained in certain cylinders; and

                        WHEREAS, pursuant to Section V.C. of the Agreement, USEC agreed to provide DOE with $118.8 million in compensation for the SWU and natural uranium components of the transferred HEU material; and

                        WHEREAS, pursuant to Section V.D. of the Agreement, the parties further agreed that the $118.8 million in compensation paid to DOE would be used by DOE to credit USEC for its additional costs of handling this HEU material, credit USEC for its costs associated with the Nuclear Safeguard Requirements with respect to this HEU material and reimburse USEC for certain costs related to upgrading the two gaseous diffusion plants leased by USEC from DOE (the "GDPs") to achieve compliance with NRC's certification standards and the Regulatory Oversight Agreement; and

                        WHEREAS, the parties have now determined that through a mutual mistake they underestimated the amount of HEU material recoverable from the cylinders transferred to USEC under the Agreement and that these cylinders contain approximately 14 MTU of recoverable HEU; and

                        WHEREAS, the parties now desire to reform the Agreement to provide for the transfer by DOE to USEC of the entire amount of HEU recoverable from the cylinders and to provide for a credit by USEC to DOE for a portion of the value of the SWU and uranium components of such HEU that has been and will be received by USEC as the HEU is blended into the process stream at the Portsmouth gaseous diffusion plant.

                        NOW THEREFORE, under the authority of the Atomic Energy Act, the Energy Policy Act, and the USEC Privatization Act, and other law, and in order to carry out the mandates that Congress has given DOE and USEC therein, DOE and USEC hereby agree to modify the Agreement as follows:

1.    In the first line of Section V, change "13.198" to "approximately 14".

2. In Section V.C, change "$82.8 million" in subsection (i) thereof to "$111 million"; change "$36 million" in subsection (ii) to "$42.5 million"; and change "$118.8 million" in the last line thereof to "$153.5 million".

3. In Section V.D, change "$118.8 million" in first line thereof to "$153.5"; renumber subsection (iii) thereof to subsection (iv) and add the following subsection (iii):

                        "(iii) a credit of up to $34.7 million against amounts owned by DOE for services at the GDPs performed by USEC pursuant to the Memorandum of Agreement Between DOE and USEC for Services, dated July l, 1993 (Exhibit F to the Lease), on or prior to June 30, 1998."

4.    In Section VI.D, replace the first sentence with the following:


      Upon receipt of the rights to the approximately 14 MTU described in
Section V above, USEC shall credit the Department with $56.8 million toward the reimbursable costs as defined in Section VI.A ($153.5 million less $49.5 million Nuclear Safeguards Requirements costs, less $12.5 million processing and handling costs, and less $34.7 million credit for services performed at GDPs).




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


            IN WITNESS WHEREOF, DOE and USEC have cause this Agreement to be executed and delivered as of the date first above written and hereby affix the signatures of their duty authorized representatives:


U.S. DEPARTMENT OF ENERGY                    UNITED STATES ENRICHMENT CORP.


By:   /s/Michael L. Telson                   By:   /s/Henry Z. Shelton, Jr.
      --------------------------                   ---------------------------
         Michael L. Telson                            Henry Z. Shelton, Jr.
         Chief Financial Officer             Vice President and Chief
                                             Financial Officer


Date:        5/15/98                         Date:       5/18/98
      --------------------------                   ---------------------------

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